EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the American Financial Group, Inc. Deferred Compensation Plan Amended and Restated as of January 1, 2022, of our reports dated February 25, 2022, with respect to the consolidated financial statements and schedules of American Financial Group, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of American Financial Group, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

  /s/  Ernst & Young LLP
Cincinnati, Ohio
November 10, 2022